Exhibit 99(a)(4)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM

AUSTRALIA, CANADA OR JAPAN

3 May 2007

Scottish Power plc

B Shares Declaration of Dividend and Second Repurchase Offer

Scottish Power plc (“ScottishPower”) announces that the dividend on its non-cumulative preference shares of 50 pence each (the “B Shares”) in respect of the period 22 May 2006 to 28 May 2007 will be 13.3 pence per B Share (the “B Share 2007 Dividend”) (such dividend being calculated in accordance with ScottishPower’s articles of association).

The B Share 2007 Dividend will be paid on 29 May 2007 to holders of the B Shares who were entered on the register of members of ScottishPower on 11 May 2007. The ex-dividend date will be 9 May 2007.

In addition, ScottishPower announces that it has appointed Morgan Stanley Securities Limited (“Morgan Stanley”) as its agent to offer to purchase all of the issued B Shares at a price of £3.60 per B Share, free of all dealing expenses and commissions (the “Second Repurchase Offer”), on or around 30 May 2007.

Holders of B Shares will shortly be receiving a letter containing the terms of the Second Repurchase Offer and a repurchase form to be used in conjunction therewith.

Copies of this letter will shortly be available for inspection at the Financial Services Authority’s Document Viewing Facility situated at: The Financial Services Authority, 25 The North Colonnade, Canary Wharf, London E14 5HS.

This document will also shortly be available on the ScottishPower website at www.scottishpower.com.

Any queries in relation to the B Share 2007 Dividend or the Second Repurchase Offer should be directed to Lloyds TSB Registrars on 0870 600 3999.

Enquiries:

ScottishPower

Investors:

Peter Durman                                                          +44 141 636 4527

Media

Colin McSeveny                                                      +44 141 636 4515

Morgan Stanley, broker to ScottishPower

Jon Bathard-Smith                                                   +44 20 7425 8000

Morgan Stanley is acting for ScottishPower in relation to the Second Repurchase Offer described in this announcement and no one else, and will not be responsible to any other person for providing the protections afforded to clients of Morgan Stanley or for advising any other person in relation to the Second Repurchase Offer.

The Second Repurchase Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, and the Second Repurchase Offer cannot be accepted from within Canada, Australia or Japan.